Exhibit 10.4

DG FASTCHANNEL, INC.

2006 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

DG FastChannel, Inc., a Delaware corporation (the “Company”), pursuant to its 2006 Long-Term Stock Incentive Plan, as amended (the “Plan”), hereby grants to the individual listed below (“Grantee”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”).  This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Grantee:	Neil Nguyen

Grant Date:	March 29, 2011

Total Number of RSUs:	33,000

Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable in accordance with Section 1.1(d).

Vesting Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the Shares subject to the Award shall vest as follows:

(a) one-third (1/3) of the Shares shall vest on the first anniversary of the Grant Date;

(b) one-third (1/3) of the Shares shall vest on the second anniversary of the Grant Date; and

(c) one-third (1/3) of the Shares shall vest on the third anniversary of the Grant Date;

in each case subject to Grantee’s Continuous Service through each applicable vesting date.

In the event that the aggregate Fair Market Value of the total number of Shares subject to this Award as of December 31, 2011 exceeds seven percent (7%) of the Company’s EBITDA for 2011, the total number of Shares eligible for vesting under this Award shall be automatically reduced accordingly and any excess Shares subject to the Award shall terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company; provided, however, that in the event the Shares subject to the Award vest on an accelerated basis pursuant to the following paragraph prior to December 31, 2011, this sentence shall not apply.

The Shares subject to the Award shall vest on an accelerated basis upon the occurrence of any of the following events:

(a)           the termination of Grantee’s employment by the Company without Cause (as such term is defined in that certain Amended and Restated Employment Agreement dated as of January 11, 2010, between Grantee and the Company, as in effect on the Grant Date (the “Employment Agreement”);

(b) Grantee’s voluntary termination of employment for Good

Reason (as such term is defined in the Employment Agreement);

(c) Grantee’s death;

(d) Grantee’s Disability (as defined below); or

(e) a Change in Control.

For purposes of this Grant Notice and the Restricted Stock Unit Agreement, “Disability” shall mean that Grantee is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Committee shall determine whether Grantee is “Disabled” in accordance with Section 409A of the Code.

By his signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice.  Grantee has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Restricted Stock Unit Agreement, the terms of the Plan shall control.

Grantee understands and agrees that this Award does not alter the at-will nature of his employment relationship with the Company and is not a promise of continued employment or service for the vesting period of the Award or any portion of it.

The Plan, this Grant Notice and the Restricted Stock Unit Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Grantee with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Grantee by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Grantee by the Company.

DG FASTCHANNEL, INC.	GRANTEE

By:	/s/ John R. Harris	By:	/s/ Neil Nguyen
Print Name:	John R. Harris	Print Name:	Neil Nguyen
Title:	Compensation Committee Chairman
Address:	750 West John Carpenter Freeway,	Address:
Suite 700
Irving, Texas 75039

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Grantee the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I.

AWARD OF RESTRICTED STOCK UNITS

1.1           Award of Restricted Stock Units.

(a)           Award.  In consideration of Grantee’s continued employment with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Grantee the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.  Prior to actual issuance of any Shares, the RSUs and the Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)           Vesting.  The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice.  Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Grantee will have no right to any distribution with respect to such RSUs.  In the event of the termination of the Grantee’s Continuous Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)           Distribution of Shares.

(i)            Except as provided in Section 1.1(d), shares of Common Stock shall be distributed to Grantee (or in the event of Grantee’s death, to his estate) with respect to such Grantee’s vested RSUs following the vesting date of the RSUs as specified in the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.

(ii)           All distributions shall be made by the Company in the form of whole shares of Common Stock.

(iii)          Neither the time nor form of distribution of Common Stock with respect to the RSUs may be changed, except as may be permitted by the Committee in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(d)           Deferral Election.

(i)            If Grantee makes a valid deferral election within the time period specified by the Company in the deferral election form, then Grantee may elect to change the timing of receipt of the Common Stock otherwise distributable under Section 1.1(c).  Any such deferral election must comply with the requirements of Section 409A of the Code and the Treasury Regulations or other guidance issued thereunder as well as any Plan rules on deferrals and must be made on a form approved by the Company.

(ii)           If Grantee is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), the delivery of any shares of Common Stock to be delivered to Grantee upon and as a result of such “separation from service” shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such shares of Common Stock shall be distributed to Grantee on the earlier of (A) the expiration of the six-month period measured from the date of Grantee’s “separation from service,” (B) the date of Grantee’s death, or (C) such earlier date as is permitted under Section 409A of the Code and the Treasury Regulations thereunder.

(iii)          Notwithstanding any deferral election made by Grantee pursuant to this Section 1.1(d), all shares of Common Stock will be distributed to Grantee in satisfaction of the vested portion of the RSU Award upon a Change in Control (so long as such Change in Control also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(i)(5) of the Treasury Regulations) (and any distribution of shares of Common Stock upon a Change in Control shall occur immediately prior to the Change in Control) or upon the date of Grantee’s death.

(e)           Generally. Shares issued under the Award shall be issued to Grantee or Grantee’s beneficiaries, as the case may be, at the sole discretion of the Committee, in either (i) uncertificated form, with the Shares recorded in the name of Grantee in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.

1.2           Tax Withholding.  Notwithstanding any other provision of this Agreement (including, without limitation, Section 1.1(b) hereof):

(a)           The Company has the authority to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising from vesting of the RSUs or the receipt of the Shares upon settlement of the RSUs.  The Company may permit, but shall not be obligated to allow, Grantee to make such payment in one or more of the forms specified below:

(i)            by cash or check made payable to the Company;

(ii)           by the deduction of such amount from other compensation payable to Grantee;

(iii)          by requesting that the Company withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)          by tendering vested shares of Common Stock owned by the Grantee having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or

(v)           in any combination of the foregoing.

(b)           In the event Grantee fails to provide timely payment of all sums required pursuant to Section 1.2(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Grantee to satisfy all or any portion of Grantee’s required payment obligation pursuant to Section 1.2(a)(ii) or Section 1.2(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Grantee or his legal representative unless and until Grantee or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Grantee resulting from the grant of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

(c)           In the event Grantee’s tax withholding obligation will be satisfied under Section 1.2(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Grantee’s behalf a whole number of shares from those Shares issuable to Grantee upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Grantee’s tax withholding obligation.  Grantee’s acceptance of this Award constitutes Grantee’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable.  Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Common Stock is delivered) or as soon thereafter as practicable.  The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price.  Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s tax withholding obligation, the Company agrees to pay such excess in cash to Grantee as soon as practicable. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s tax withholding obligation.  The Company may refuse to issue any Shares in settlement of the Award to Grantee until the foregoing tax withholding obligations are satisfied.

ARTICLE II.

RESTRICTIONS

2.1           Award and Interests Not Transferable.  This Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be transferable or assignable by the Grantee and may not be made subject to execution, attachment, or similar process, otherwise than by will or the laws of decent and distribution.

2.2           Rights as Stockholder.  Neither Grantee nor any person claiming under or through Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Grantee (including through electronic delivery to a brokerage account).   After such issuance, recordation and delivery, Grantee shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

2.3           Forfeiture Provisions.  Grantee hereby agrees that the Committee may provide that the Award shall terminate and any unvested RSUs shall be forfeited, if the Grantee at any time prior to the vesting of the Award engages in any activity which is inimical, contrary or harmful to the interests of the Company, as determined by the Committee, including, without limitation, any violation of any written Company policy, or the Grantee’s employment is terminated for Cause.

ARTICLE III.

OTHER PROVISIONS

3.1           Adjustments.  The Grantee acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Committee upon the occurrence of certain events as provided in this Agreement and Section 14 of the Plan.

3.2           Conformity to Securities Laws.  Grantee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.3           Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the RSU in any material way without the prior written consent of the Grantee.

3.4           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of an authorized officer of the Company on the Grant Notice, and any notice to be given to Grantee shall be addressed to Grantee at the address given beneath Grantee’s signature on the Grant Notice.  By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.5           Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his heirs, executors, administrators, successors and assigns.

3.6           Section 409A.

(a)           Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”).  The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)           Unless a deferral election is made by Grantee pursuant to Section 1.1(d) above, this Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Grantee no later than the later of: (i) the fifteenth (15th) day of the third month following Grantee’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)           For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Grantee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.7           Tax Representations.  Grantee has reviewed with Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement.  Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8           Recoupment.  To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) shall be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

3.9           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.10         Governing Law; Severability.  The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the parties.